Exhibit 10.1

AMENDED AND RESTATED
DISTRIBUTION AND LICENSE AGREEMENT
by and between
MEDIZONE INTERNATIONAL, INC.
and
GYD S.A.

This Amended and Restated Distribution and License Agreement (“Agreement”), effective as of October 21, 2016, is entered into by Medizone International, Inc., a Nevada corporation, with its principal executive offices at 4000 Bridgeway, Suite 401, Sausalito, California 94965, USA (“Medizone”), and GYD S.A., a corporation formed under the laws of Chile, with its principal place of business at Los Cactus 1558, Lo Barnechea, Santiago, Chile (“Distributor”).

RECITALS:

A.          Medizone is in the business of developing and selling portable, low-cost, ozone-based technology products (“AsepticSure®”) specifically for multiple applications and fields of use, including but not limited to, the decontaminating and disinfection of hospital surgical suites, emergency rooms, and intensive care units, and is the owner of certain trade secrets, patent rights, trademarks, copyrights and other Intellectual Property rights related thereto.

B.          Distributor desires (i) to acquire the right to purchase Products (as defined herein) from Medizone as equipment and supplies mainly for its proposed service business, as such business has been disclosed and presented to Medizone (the “Service Business”), and (ii) to license from Medizone certain rights and authority to distribute and re-sell the Products, and Medizone desires to grant Distributor such rights and license, pursuant to the terms and conditions of this Agreement.

C.          WHEREAS, the Parties have previously executed an International Distribution and License Agreement effective as of November 12, 2015 (the “Prior Agreement”); and

D.          WHEREAS the Parties now wish to modify and expand their relationship, and they have thus set forth the terms of their expanded relationship within this Agreement below, with the intent and desire that this Agreement shall replace and supersede the Prior Agreement;

NOW THEREFORE, the Parties agree as follows:
AGREEMENTS:
1.	General Definitions.

(a)	“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, this Person.

(b)	“Agreement” has the meaning set out in the preamble.

(c)	“Business Day” means any day except Saturday, Sunday or a federal or California holiday.

(d)
“Confidential Information” means information about a Person’s business affairs, goods and services, confidential information and materials comprising or relating to Intellectual Property Rights, trade secrets, third-party confidential information and other sensitive or proprietary information; such information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential.” Confidential Information excludes information that, at the time of disclosure:

(i)
is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Agreement by the recipient (“Receiving Party”) or any of its Representatives;

(ii)
is or becomes available to Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(iii)	was known by or in the possession of Receiving Party or its Representatives before being disclosed by or on behalf of the Party disclosing such Confidential Information (“Disclosing Party”);

(iv)	was or is independently developed by Receiving Party without reference to or use of, in whole or in part, any of Disclosing Party’s Confidential Information; or

(v)	must be disclosed under applicable Law.

(e)
“Control” (and with correlative meanings, the terms “Controlled by” and “under common Control with”) means, regarding any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership or voting securities, by contract, or otherwise.

(f)	“Customer” means a purchaser of Products located in the Territory.

(g)	“Defective” means not conforming to the warranties offered by Medizone.

(h)	“Defective Product” means Products that are Defective.

(i)	“Distributor” has the meaning set out in the preamble of this Agreement.

(j)	“Effective Date” means the date first set forth above.

(k)	“Force Majeure Event” has the meaning set out in Section 32(d).

(l)
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of the government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of this organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(m)	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, award or determination entered by or with any Governmental Authority.

(n)	“Initial Term” has the meaning set out in Section 18.1.

(o)
“Intellectual Property Rights” means all industrial and other intellectual property rights comprising or relating to: (i) Patents; (ii) Trademarks; (iii) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website and URLs; (iv) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (v) Trade Secrets; (vi) semiconductor chips, mask works and the like; and (vii) all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, these rights or forms of protection under the Laws of any jurisdiction throughout in any part of the world.

(p)	“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order or other requirement or rule of law of any Governmental Authority.

(q)
“NFR Product” means Products provided to Distributor by Medizone that are not to be used for training, demonstration and other purposes and are not for resale in the Territory.  Notwithstanding anything on the contrary NFR Product does not include Products purchased by Distributor to perform the Service Business.

(r)
“Nonconforming Goods” means any goods received by Distributor from Medizone under a Purchase Order that: (a) is not a Product; (b) does not conform to the specifications listed in the applicable Purchase Order; or (c) on visual inspection, Distributor reasonably determines are otherwise Defective.

(s)	“Notice” has the meaning set out in Section 32(f).

(t)	“Notify” means to give Notice.

(u)	“Party” has the meaning set out in the preamble to this Agreement.

(v)
“Patents” means all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models).

(w)	“Payment Failure” has the meaning set out in Section 18.4.

(x)	“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority or any other entity.

(y)	“Personnel” means agents, employees or subcontractors engaged or appointed by Medizone or Distributor.

(z)	“Post-term Sale Period” has the meaning set out in Section 18.3.

(aa)	“Price” means the purchase price of the Products set forth on Exhibit A.

(bb)
“Products” means the AsepticSure products and supplies, and successor products and supplies to the current AsepticSure, including, but not limited to, improvements, modifications, supplementations and enhancements to the current version of the Products offered in the future by Medizone. “Products” shall also include any additional products that the Parties agree in writing to add as Products under the terms of this Agreement.

(cc)	“Purchase Order” means Distributor’s then-current standard form purchase order.

(dd)
“Purchase Order Transaction Terms” means any one or more of the terms specified by Distributor in a Purchase Order. For the avoidance of doubt, the term Purchase Order Transaction Terms does not include any general terms or conditions of any Purchase Order.

(ee)	“Receiving Party” has the meaning set out in Section 1(d)(i).

(ff)	“Renewal Term” has the meaning set out in Section 18.2.

(gg)	“Representatives” means a Party’s Affiliates, employees, officers, directors, partners, shareholders, agents, attorneys, third-party advisors, successors and permitted assigns.

(hh)	“Term” has the meaning set out in Section 18.1.

(ii)	“Territory” has the meaning set out in Exhibit B.

(jj)	“Third Party Product” has the meaning set out in Section 26.

(kk)
“Trademarks” means all rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, trade dress, corporate names and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, these rights and all similar or equivalent rights or forms of protection in any part of the world.

(ll)
“Trade Secrets” means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures and other confidential and proprietary information and all rights therein.

(mm)	“US” means the United States of America, including its territories, possessions and military bases.

2.	Grant of Rights.

(a)
Grant of Rights.  Medizone hereby appoints Distributor, and Distributor accepts the appointment, to act as a distributor of the Products to Customers located in the Territory during the Term and the Post-term Sale Period solely in accordance with the terms and conditions of this Agreement. Distributor shall also have the right to purchase Products from Medizone for its proposed Service Business according to this Agreement.  Medizone may in its sole discretion sell the Product to any other Person outside the Territory; provided, however, that Medizone will not solicit Customers in the Territory and will refer promptly all inquiries for sales within the Territory to Distributor.  In the event Distributor’s rights under this Agreement shall be deemed non-exclusive as to any part of the Territory pursuant to the exercise of the rights of Medizone or any successor in interest to Medizone under Section 6(a) herein, Medizone and/or its successors in interest shall not solicit Distributor’s Customers who are documented to have purchased or leased Products or Services from Distributor during the Term of this Agreement within the Territory and who have no history of warranty or unreasonable product returns or service records.  Distributor will not solicit sales of or sell Products outside the Territory and will refer promptly all inquiries for the sale of the Products outside the Territory to Medizone.    By accepting this appointment, Distributor agrees to conform to all reasonable quality standards established from time to time by Medizone for its distributors worldwide. These quality standards are subject to change by Medizone on 15 Business Days’ prior Notice to Distributor.

(b)
Exclusivity of Appointment.  Notwithstanding anything to the contrary in this Agreement, but subject to Medizone’s rights set forth in Section 6(a) herein:  Distributor’s appointment in Section 2(a), above, shall be exclusive as to Third Parties within the Territory. As used in this Agreement, “exclusive” means that Medizone shall not, during the Term, have any right to make, have made, market, distribute, sell or otherwise commercially exploit the Products in the Territory or to authorize any affiliate or third party to do so.  Medizone undertakes not to appoint any third party to import, market and distribute the Products in the Territory, nor will it import, market, distribute or sell the Products itself to Customers in the Territory.  Medizone agrees that it will not appoint another distributor within the Territory so long as this Agreement remains in force. Medizone will prohibit its distributors outside the Territory from soliciting Customers and selling to Customers within the Territory.  Medizone’s written agreements with Customers will provide that such Customers and any of their affiliates are prohibited from marketing, distributing, selling or otherwise commercially exploiting the Products in the Territory.

(c)	No Right to Appoint a Subdistributor. Distributor shall not, without the prior written consent of Medizone, which shall not be unreasonably withheld:

(i)	appoint any subdistributor or other Person or entity to sell or distribute Product at the wholesale level; or

(ii)	sell the Product to any person or entity who Distributor knows or has reason to believe is purchasing Product for resale other than at retail to Customers within the Territory.

(d)	No Manufacturing Rights. Nothing in this Agreement shall be interpreted to grant to Distributor any right to manufacture or to contract for the manufacture of the

Products or to contact or deal directly or indirectly with Medizone’s manufacturers of the Products.

(e)
Limitations on Offering.  Distributor may not sell or distribute the Products outside the Territory and shall not offer the Products for sale or delivery outside the Territory, without the express written consent signed by Medizone.  For resale purposes, Medizone shall supply the Products only to the Distributor for resale in the Territory.  Medizone will prohibit other distributors to which it sells the Products from making sales of the Products to Customers in the Territory.

(f)
No Franchise or Business Opportunity Agreement. The Parties to this Agreement are independent contractors and nothing in this Agreement shall be deemed or constructed as creating a joint venture, partnership, agency relationship, franchise or business opportunity between Medizone and Distributor. Neither Party, by virtue of this Agreement, will have any right, power or authority to act or create an obligation, express or implied, on behalf of the other Party. Each Party assumes responsibility for the actions of their personnel under this Agreement and will be solely responsible for their supervision, daily direction and control, wage rates, withholding income taxes, disability benefits, or the manner and means through which the work under this Agreement will be accomplished. Except as provided otherwise in this Agreement, Distributor has the sole discretion to determine Distributor’s methods of operation, Distributor’s accounting practices, the types and amounts of insurance Distributor carries, Distributor’s personnel practices, Distributor’s advertising and promotion, Distributor’s Customers, and Distributor’s service areas and methods. The relationship created hereby between the Parties is solely that of seller and distributor. If any provision of this Agreement is deemed to create a franchise relationship between the Parties, then the Parties shall negotiate in good faith to modify this Agreement so as to effect the Parties’ original intent as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as a distribution agreement and not a franchise agreement.

3.
Terms of Agreement Prevail Over Distributor’s Purchase Order. This Agreement is expressly limited to the terms of this Agreement and the Purchase Order Transaction Terms contained in the applicable Purchase Order. All Purchase Orders placed with Medizone by Distributor shall be in writing, submitted by mail, courier or electronic transmission such as e-mail, and Medizone will give effect to applicable Purchase Orders with reasonable promptness, and under no circumstances in a longer average delivery time than the rest of the distributors or direct customers.  The terms of this Agreement prevail over any terms or conditions contained in any other documentation related to the subject matter of this Agreement and expressly exclude any of Distributor’s general terms and conditions contained in any Purchase Order or other document issued by Distributor.

4.	Proprietary Rights.

4.1	Ownership. Subject to the express rights and licenses granted by Medizone in this Agreement, Distributor acknowledges and agrees that:

(a)	any and all Medizone’s Intellectual Property Rights are the sole and exclusive property of Medizone or its licensors;

(b)	Distributor shall not acquire any ownership interest in any of Medizone’s Intellectual Property Rights under this Agreement;

(c)	any goodwill derived from the use by Distributor of Medizone’s Intellectual Property Rights inures to the benefit of Medizone or its licensors, as the case may be;

(d)
if Distributor acquires any Intellectual Property Rights in or relating to any product (including any Product) purchased under this Agreement (including any rights in any Trademarks, derivative works or patent improvements relating thereto), by operation of law, or otherwise, these rights are deemed and are hereby irrevocably assigned to Medizone or its licensors, as the case may be, without further action by either Party; and

(e)
Distributor shall use Medizone’s Intellectual Property Rights solely for the purposes of performing its obligations under this Agreement and only in accordance with this Agreement and the instructions of Medizone.

4.2
Medizone Intellectual Property.  Distributor acknowledges and agrees that the Products, in their current form as of the date of this Agreement, are proprietary to Medizone and all related Intellectual Property rights will at all times remain in Medizone.  As between Distributor and Medizone, Medizone shall (i) own any Intellectual Property in modifications to the industrial design of the case element of the Products, whether made by or for Medizone; and (ii) own any Intellectual Property in modifications to any other element, features or technology of the Products made by or for Medizone in the course of developing the Products.

4.3
Trademark License Grant. This Agreement does not grant either Party the right to use the other Party’s or their Affiliates’ Trademarks except as set out under this Section 4.3. Subject to Medizone’s trademark policies, which may be amended from time to time in Medizone’s sole discretion, and the terms and conditions of this Agreement, Medizone hereby grants to Distributor a non-exclusive, non-transferable and non-sublicensable license to use Medizone’s Trademarks in the Territory during the Term and the Post-term Sale Period solely on or in connection with the Service Business or the promotion, advertising and resale of the Products in accordance with the terms and conditions of this Agreement. Distributor will promptly discontinue the display or use of any Trademark or change the manner in which a Trademark is displayed or used with regard to the Product when requested by Medizone. Other than the express licenses granted by this Agreement, Medizone grants no right or license to Distributor, by implication, estoppel or otherwise, to the Product or any Intellectual Property Rights of Medizone.

4.4
License to Translated Marketing Materials and Other Documentation. To the extent that Distributor translates or causes to be translated, any of Medizone’s marketing materials, user manuals or other documentation, Distributor hereby irrevocably assigns all copyrights in these translations to Medizone, subject to a non-exclusive, non-transferable and non-sublicensable license to Distributor, hereby granted by Medizone, to use the translations in the Territory during the Term and the Post-term Sale Period solely on or in connection with the promotion, advertising, resale or use of the Product permitted under this Agreement.

4.5
Use of the Name “AsepticSure®” By Distributor.  Distributor is authorized to refer to and advertise itself as an authorized distributor of the Products in the Territory. Any use of the name “AsepticSure®” or “Medizone” by Distributor in connection with its distribution and sale of the Product or advertising of the names “AsepticSure®” or “Medizone” is at the Distributor’s sole cost and expense. Distributor shall not use the names “AsepticSure®” or “Medizone” or any Trademark:

(a)
on, directly, or indirectly in connection with, any place of business or other facility that is not used for, or directly related to, the marketing of the Product, with the exception of Trademarks placed in the Products that are used to perform the Service Business;

(b)	on, or directly or indirectly in connection with, any place of business or other facility that is located outside the Territory;

(c)
on, or directly or indirectly in connection with, signs, letterheads, advertising or other promotional materials, or otherwise, in a manner that would indicate that Distributor has any place of business or other facility located outside the Territory that is used for or related to the sale of Product; or

(d)	in, or directly or indirectly as a part of, the trade, corporate or firm name or style of Distributor or of any division, subsidiary or affiliate thereof.

4.6
Pre-approval of Certain Published Material.  Notwithstanding the foregoing, Distributor shall submit to Medizone for prior approval any proposed publication, advertising or other printed material identifying itself as an authorized Product distributor in the Territory, including references to itself as an authorized Product distributor in the Territory in any telephone, internet or other directory listings; provided, however, this Section 4 does not apply to those materials that were provided and approved by Medizone for Distributor’s intended use.

4.7	Prohibited Acts. Distributor shall not:

(a)	take any action that may interfere with any of Medizone’s rights in or to Medizone’s Intellectual Property Rights, including Medizone’s ownership or exercise thereof;

(b)	challenge any right, title or interest of Medizone in or to Medizone’s Intellectual Property Rights;

(c)	make any claim or take any action adverse to Medizone’s ownership of Medizone’s Intellectual Property Rights;

(d)
register or apply for registrations, anywhere in the world, for Medizone’s Trademarks or any other Trademark that is similar to Medizone’s Trademarks or that incorporates Medizone’s Trademarks in whole or in confusingly similar part;

(e)	use any mark, anywhere, that is confusingly similar to Medizone’s Trademarks;

(f)	engage in any action that tends to disparage, dilute the value of, or reflect negatively on the products purchased under this Agreement (including Product) or any Medizone Trademark;

(g)	misappropriate any of Medizone’s Trademarks for use as a domain name without prior written consent from Medizone;

(h)
alter, obscure or remove any of Medizone’s Trademarks or trademark or copyright notices or any other proprietary rights notices placed on the products purchased under this Agreement (including Product), marketing materials or other materials that Medizone may provide; and

(i)	subject to Section 4.5 and Section 4.6, place Medizone’s name or any of Medizone’s Trademarks:

(i)	on, or directly or indirectly in connection with, any place of business or other facility that is not used for, or directly related to, the marketing of the Product;

(ii)	on, or directly or indirectly in connection with, any place of business or other facility that is located outside the Territory;

(iii)
on, or directly or indirectly in connection with, signs, letterheads, advertising or other promotional materials, or otherwise, in a manner that would indicate that Distributor has any place of business or other facility located outside the Territory that is used for or related to the sale of the Product; or

(iv)	in, or directly or indirectly as part of, the trade, corporate or firm name or style of Distributor or any division, subsidiary or affiliate thereof.

4.8
Notices and Protection of Intellectual Property.  Distributor shall ensure that all Products sold by Distributor and all related quotations, specifications and descriptive literature, and all other materials carrying Medizone’s Trademarks, are marked with the appropriate trademark notices in accordance with Medizone’s instructions.  Distributor shall cooperate with respect to protection of Medizone’s Intellectual Property rights in the Products.

4.9
Third Party Infringements.  Each Party will promptly notify the other of any infringements by third parties of rights in the Products, the Trademarks, Patents or related materials that come to such Party’s attention. Medizone undertakes to exercise all legal actions it deems reasonably necessary to protect and defend the Products against any infringement by third parties of these rights, and may bring legal actions against them for infringement of its Intellectual Property Rights.  Distributor shall cooperate fully in any such actions, and in such event Medizone shall bear the expenses of the legal action (including costs incurred by Distributor in taking any legal actions at Medizone’s request), and shall be entitled to retain any and all sums recovered in the legal action.

4.10
No Continuing Rights. On expiration or earlier termination of this Agreement, subject to Distributor’s rights under the Post-Term Sale Period, and Distributor’s rights under any Service Only Business Period (as defined in Section 18.6(c)):

(a)	Distributor’s rights under this Section 4 cease immediately; and

(b)
Distributor shall immediately cease all display, advertising, promotion and use of all of Medizone’s Trademarks and shall not thereafter use, advertise, promote or display any trademark, trade name or product designation or any part thereof that is similar to or confusing with Medizone’s Trademarks or with any trademark, trade name or product designation associated with Medizone or any Product.

4.11	Anti-Bribery Compliance. The Distributor shall:

(a)	comply with all applicable laws, statutes, regulations, and codes relating to anti-bribery and anti-corruption in the Territory (“Relevant Requirements”);

(b)	comply with Medizone’s anti-bribery, anti-corruption and ethics policies as Medizone or the relevant industry or regulatory body may update them from time to time (“Relevant Policies”);

(c)
have and shall maintain in place throughout the term of this Agreement its own policies and procedures to ensure compliance with the Relevant Requirements and the Relevant Policies, and will enforce them where appropriate;

(d)	promptly report to Medizone any request or demand for any undue or suspicious financial or other advantage of any kind received by the Distributor in connection with the performance of this Agreement;

(e)
immediately notify Medizone (in writing) if a public official in the Territory becomes an officer or employee of the Distributor or acquires a direct or indirect interest in the Distributor, and the Distributor warrants that it has no such public officials as direct or indirect owners, officers or employees at the date of this Agreement;

(f)
within three (3) months of the date of this Agreement, and annually thereafter, certify to Medizone in writing signed by an officer of the Distributor, compliance with this clause by the Distributor and all persons referred to under Section 4.11(e). The Distributor shall provide such supporting evidence of compliance as Medizone may reasonably request.

(g)
The Distributor shall ensure that all of its suppliers, agents, subcontractors and other members of its group or Affiliates who perform services or provide goods in connection with this Agreement do so only on the basis of a written contract which imposes on and secures from such persons terms equivalent to those imposed on the Distributor in this Section 4.11 (“Relevant Terms”). The Distributor shall be responsible for the observance and performance by such persons of the Relevant Terms, and shall be directly liable to Medizone for any breach by such persons of any of the Relevant Terms.

(h)	Breach of this Section 4.11 shall be deemed a material breach.

4.12
Covenant Not to Compete.  In consideration of the grant of exclusivity in the Territory under this Agreement, except for the exercise of Distributor’s rights under any Service Only Business Period, and unless the Agreement is terminated by Distributor pursuant to Section 18.5 of this Agreement, Distributor agrees that during the Term of this Agreement, and for a period of two (2) years thereafter (the “Restricted Period”), it will not compete with the business of Medizone by owning, lending to, operating or working as an employee, contractor, consultant, officer, director or agent for any person or entity engaged in the business of Medizone.  Likewise, neither Distributor nor any of its Affiliates shall perform activities of the type which in the ordinary course of business would involve the utilization of Confidential Information protected from disclosure by this Agreement.

4.13
Covenant of Non-Solicitation.  Distributor agrees that during the Restricted Period, and unless the Agreement is terminated by Distributor pursuant to Section 18.5 of this Agreement, neither it nor its Affiliates will directly or indirectly solicit or attempt to solicit any business in competition with the business of Medizone from any Customers with whom Distributor had contact at any time during its representation of Medizone pursuant to this Agreement.  Distributor further agrees that during the Restricted Period, it will not directly or indirectly solicit or attempt to solicit any vendors of Medizone with whom Distributor had contact at any time during the Term to provide services or products to any business which competes with the business of Medizone.

4.14
Covenant of Non-Recruitment. Distributor agrees that during the Restricted Period, it will not directly or indirectly solicit or attempt to solicit any employee of Medizone for the purpose of encouraging, enticing, or causing said employee to voluntarily terminate employment with Medizone.

4.15
Covenant of Price on Products. Medizone undertakes that the price of Products will not be higher than prices charged by Medizone to other Medizone distributors and best clients worldwide.  If at any time Medizone, or its successors or assigns in connection with any Change of Control Transaction (as defined in Section 28 below) ceases to sell Products to third party customers or distributors as part of their business operations, the price of Products to Distributor under this Agreement during the Term and any Post Term Sales Period will not be higher than two (2) times the direct cost of the Products to Medizone (or any of Medizone’s successors or assigns)(such direct costs to exclude, for example, any pro rata general overhead costs of Medizone).

4.16
Patent Registration.  Medizone represents that on July 5, 2012, it entered into the national phase in Brazil patent application (serial no. 112012000384-4), its primary health care patent application under the International Patent Protection Treaty (the “Primary Health Care Patent”), that the Primary Health Care Patent is deemed to have the international filing date of July 5, 2010 of Medizone’s original international patent application, and that examination of the application was timely requested in April 2013.  To date, no objections have been received by Medizone with respect to the Primary Health Care Patent from the Brazilian Patent Office.  Medizone agrees to use its reasonable best efforts to continue to process the pending Primary Health Care Patent in Brazil.  Distributor, it its discretion, shall have the right to cause Medizone to file and process a substantially similar health care patent application in other countries within the Territory, provided that (i) Distributor pays all fees, costs, and expenses associated with such application and prosecution, and (ii) Distributor shall not acquire any ownership interest in any such patent application funded by Distributor under this Section 4.16 or in any of Medizone’s Intellectual Property Rights under this Agreement.

5.
Design and Engineering Changes.  Distributor may from time to time suggest engineering or technical changes to the Product; however, the ownership of and the right to implement any changes, including those suggested by Distributor, shall be the exclusive right of Medizone.  Product branding shall remain Medizone specific and Medizone shall have the final decision on all design, engineering and other matters regarding the Products.  Distributor acknowledges that the Products contain trade secrets of Medizone and its licensors, and, in order to protect such trade secrets, Distributor agrees not to disassemble, decompile or reverse engineer any software, firmware or hardware components of any Products, or permit any third party to do so.  Except as expressly authorized by this Agreement, Distributor will not: (i) copy or reproduce Products; (ii) modify Products; or (iii) alter, remove or obscure the Intellectual Property Rights notices of Medizone or its licensors that appear on the Products or Product packaging.

6.	Distributor’s Responsibilities. Distributor shall, in good faith and at its own expense, have the following obligations and responsibilities under this Agreement:

(a)
use reasonable best efforts to promote, market, advertise and sell the Products to Customers located in the Territory consistent with good business practice and the specific sales goals targets mutually agreed upon for each calendar year. If there is no agreement on the sales goals, those stated in column 3 of the table in Annex A attached hereto will prevail.  Distributor shall use its best efforts to maximize the sales volume of the Products within the Territory.  If Distributor fails, in the aggregate, to achieve the sales goals mutually agreed upon (or if not agreed upon, fails to achieve, in the aggregate, at least sixty percent (60%) of the per country sales goals set forth in column 3 of the table in Annex A) in any particular Territory country during a period of four (4) consecutive years (i.e., after all sales of Distributor in that country are aggregated for the entire four-year period), then Medizone shall have the right (but not be obligated) to terminate Distributor’s exclusivity rights with respect to that particular Territory country, as provided in Section 2(b) of this Agreement and as further explained and described in Annex A attached hereto and by this reference incorporated herein.  However, in the event of a Change in Control Transaction, the rights of any successor in interest to Medizone to terminate Distributor’s exclusivity rights with respect to a particular country shall be governed by the alternative percentage of sales goals provided in Section 32(g).

(b)
establish and maintain a sales and marketing organization sufficient to develop according to the mutually developed business plan the market potential for the sale of the Products, independent sales representatives and a distribution organization and facilities sufficient to make the Products available for shipment by Distributor to each Customer immediately on receipt of order;

(c)
only resell or offer to resell the Products that Distributor currently has in inventory or that have been ordered from Medizone and which order has been accepted by Medizone as available for delivery to Distributor, unless Distributor has received prior written authorization from Medizone;

(d)	develop and execute a marketing plan sufficient to fulfill its obligations under this Agreement;

(e)	have sufficient knowledge of the industry and products competitive with each Product (including specifications, features and benefits) so as to be able to explain in detail to the Customers:

(i)	the differences between the Products and competing products; and

(ii)	information on standard protocols and features of each Product;

(f)
observe all reasonable directions and instructions given to it by Medizone in relation to the marketing, advertisement and promotion of the Products, including Medizone’s sales, marketing and merchandising policies as they currently exist or as they may hereafter be changed by Medizone, to the extent that these marketing materials, advertisements or promotions refer to the Products or otherwise use Medizone’s Trademarks;

(g)	in any and all contact between Distributor and any Customer, the Distributor must identify to the Customer Distributor’s full legal name, trade name, or both;

(h)	market, advertise, promote and resell Products and conduct business in a manner that reflects favorably at all times on Products and the good name, goodwill and reputation of Medizone;

(i)
promptly Notify Medizone of and address and investigate any complaint or adverse claim about any Product or its use of which Distributor becomes aware; provided, that nothing in this Agreement requires Distributor to reveal proprietary pricing information; and

(j)
on the last Business Day of each month, provide Medizone with a written survey of the current and six-month forecast of demand for the Products in the Territory, especially in relation to similar or competing products.

7.
Authority to Perform Under this Agreement. Distributor shall, at its own expense, obtain and maintain required certifications, credentials, licenses and permits necessary to conduct business in accordance with this Agreement.

8.
Government Approval. Distributor shall comply with all applicable laws and regulations in the conduct of its business, including obtaining any necessary governmental licenses or approvals for distribution and sale of the Products within the Territory.  Distributor shall be responsible at its sole expense for and shall obtain and/or comply with all governmental laws and regulations applicable to the export, import and distribution of the Products in the Territory. If at any time during the Term or the Post-term Sale Period any notification, registration or approval is required for giving legal effect in any applicable jurisdiction to this Agreement or the transactions contemplated under this Agreement, Distributor shall:

(a)	immediately take whatever steps may be necessary to properly notify, register or obtain approval;

(b)	be responsible for any charges incurred in connection with notifying, registering or obtaining this approval; and

(c)	keep Medizone currently informed of its efforts regarding this Section 8.

Medizone is not obligated to ship any Product or other materials to Distributor under this Agreement until Distributor has provided Medizone with satisfactory evidence that this approval, notification or registration is not required or that it has been obtained.

9.	Quality. Distributor shall maintain the quality of customer service at a high level, consistent with Distributor’s practices for its other products.

10.	Prohibited Acts. Notwithstanding anything to the contrary in this Agreement, neither Distributor nor Distributor Personnel shall:

(a)	engage in any unfair, competitive, misleading or deceptive practices respecting Medizone, Medizone’s Trademarks or the Products, including any product disparagement or “bait-and-switch” practices;

(b)
separate any software or accessories sold, bundled or packaged with any Product from the Product or sell, license or distribute the software or accessories on a standalone basis, or remove, translate or modify the contents or documentation of or related to the software or accessories, including, without limitation, any end user license agreements or warranty statements;

(c)	market or distribute the Products other than in the form and packaging as delivered by Medizone to Distributor under this Agreement;

(d)	sell or offer to sell any of the Product outside the Territory without the prior written consent of Medizone (which consent may be withheld or withdrawn for any or no reason);

(e)	ship or otherwise deliver Product to any facility in a location that has not been approved by Medizone or is outside the Territory;

(f)	sell or offer to sell any Product or other Medizone-branded Product other than the Products purchased from Medizone or another distributor authorized by Medizone;

(g)	sell or show any NFR Products to any third party, except to demonstrate the NFR Products to one or more prospective Customers;

(h)
during the Term and the Post-term Sale Period, promote, market, sell or distribute Products using promotional information and material, unless the promotional information or material was provided by Medizone under the terms of this Agreement; or

(i)	during the Term or the Post-term Sale Period cease to function actively as a full-service distributor of products and services similar to the Products and services authorized under this Agreement.

11.
Recalls.  Medizone shall have the right at any time and at its own cost, to recall Products supplied by it to Distributor, whether such recall is demanded by any government agency or effected voluntary by Medizone.  Medizone shall give prompt notice to Distributor upon determining that any Products should be recalled.  Distributor shall cease and desist from making further shipments or use of the relevant Products supplied by Medizone until Medizone has resolved the issue.

12.
Service and Support.  Distributor shall have responsibility for and shall provide, and/or ensure that third parties appointed by Distributor provide, reasonable customer and consumer support for Products sold by or through Distributor.  Medizone shall provide such engineering and technical support to Distributor and shall use commercially reasonable efforts to resolve customer or consumer concerns or inquiries relating to Medizone’s Products if Distributor cannot address such concerns or inquiries.

13.
Product Claims.  Distributor will be solely responsible for any representations or claims made by it regarding the Products, other than those contained in Medizone’s current promotional literature or documentation.

14.	Sales and Marketing.

(a)
Branding and Marketing Material.  Distributor and Medizone will collaborate on developing and mutually agree upon branding for the Product and for its packaging within the Territory.  The lead brand on the Product itself will be “AsepticSure®”.  The Trademarks shall appear on the Products, all Product packaging and all Product documentation as provided elsewhere in this Agreement.  Distributor shall, at its sole discretion and expense, create advertising, marketing and other sales material for the Product for use within the Territory, beyond that supplied by Medizone.  Distributor shall include the Trademarks in all marketing materials only as approved in writing by Medizone.

(b)
Development and Marketing Plans. On or before each Quarterly Business Review, Distributor shall provide to Medizone information it deems relevant to the marketing and public relations plans for the Products within the Territory.

15.	Project Management and Business Reviews.

(a)
Project Management.  Distributor and Medizone shall each designate one technical and one business contact as the primary individuals responsible for communications regarding development of the Product ready for go-to-market within the Territory.  The primary contacts shall conduct regular monthly progress meetings for the purposes of monitoring the program progress to schedule, industrial design, development, manufacturing, packaging and logistics.  Except as expressly provided in this Agreement, Medizone shall have final responsibility and decision-making authority on all matters related to the Product.

(b)
Quarterly Business Reviews.  The contacts of Distributor and Medizone identified under Section 15(a) above, shall meet at least quarterly to review the status of sales of the Product within the Territory, to agree upon minimum advertised pricing for the Products within the Territory, to discuss other issues related to this Agreement, and to review Distributor’s marketing plans and roadmap and identify opportunities for new products and/or enhancements to existing Products.  These and all other meetings required to be held under this Agreement may be held face-to-face, or by conference call or video conference or similar media.

16.	Pricing and Payment Terms.

(a)	Terms of the Sale. Medizone shall sell Products to Distributor at the Prices and on the terms and conditions set out in this Agreement, including the Exhibits and Schedules hereto.

(b)
Payments and Reports.  Distributor shall make Payment for Products as provided in Exhibit A, by this reference incorporated in and made a part of this Agreement.  No Product will ship until Medizone as indicated on Exhibit A has received payment.

(c)
Product Pricing.  Distributor shall determine the price for the Products to be sold within the Territory in its sole discretion, giving consideration to the distributor resale prices identified on Exhibit A.  Pricing on Exhibit A is subject to change at the sole discretion of Medizone upon written notice not less than 60 days to Distributor.  However, no pricing change shall affect the price of any Product for which Medizone has accepted a purchase order prior to its notification to Distributor of such pricing change.

(d)	Costs. Each Party shall bear its own costs associated with its business and activities under this Agreement.

(e)
Taxes.  Distributor shall be solely responsible for collection and/or payment of all sales, use, excise, value added and other taxes, governmental duties or assessments, arising out of this Agreement, other than taxes on Medizone’s income.

(f)
Inco Terms.  Products shall ship F.O.B. Medizone’s shipping facility in Kingston, Ontario, or from our manufacturing partner, Cogmediz, in Worcester, Massachusetts.  Title of goods shall transfer at F.O.B. point in Kingston or Worcester, as the case may be.

(g)	Availability/Changes in Product. Medizone may, in its sole discretion:

i.	remove Product from Exhibit A on fifteen (15) Business Days’ Notice to Distributor; and

ii.	add to the Product on Exhibit A on five (5) Business Days’ Notice to Distributor; and

iii.	without Notice to Distributor, effect changes to any Product or parts/accessories thereto (except where continued availability is required by Law),

in each case, without obligation to modify or change any Product previously delivered or to supply new Product meeting earlier specifications. For the avoidance of doubt, this provision does not expand the rights of Medizone to cancel shipment under a Purchase Order.

17.	Confidential Information.

17.1
Use and Disclosure.  The Receiving Party of Confidential Information shall not disclose to any person or use for any purpose, except as expressly permitted by this Agreement, any Confidential Information of the Disclosing Party.  The Receiving Party may disclose Confidential Information only to its employees and independent contractors who need to know such information, and who are required to keep such information confidential. The Receiving Party shall give the Disclosing Party’s Confidential Information at least the same level of protection as it gives its own Confidential Information of similar nature, but not less than a reasonable level of protection.  The Receiving Party shall maintain Confidential Information in a safe and secure place and shall not copy Confidential Information except to the extent necessary for the purposes of this Agreement.  Confidentiality obligations shall survive for so long as the Confidential Information is not made public.  It shall not be a violation of this Agreement if Confidential Information is required to be disclosed by law or judicial order, provided that prior written notice of such required disclosure is given to the Disclosing Party as soon as practicable in order to give the Disclosing Party the chance to object to the disclosure or to seek a protective order.

17.2
Injunctive Relief.  Each Party acknowledges that the other Party’s Confidential Information is highly valuable to the other Party, that any breach of its obligations under this Agreement with respect to confidentiality will severely damage the other Party, the extent of which damage would be difficult to ascertain and, therefore, that other Party shall be entitled to, among other remedies, immediate temporary and permanent injunctive relief (without bond) and other equitable relief for any such breach from a court or authority of competent jurisdiction.

18.	Term and Termination.

18.1	Term. The initial term (“Initial Term”) of this Agreement begins on the Effective Date and shall terminate on 31 December 2019, subject to prior termination as provided below.

18.2
On expiration of the Initial Term (and each Renewal Term as defined below), this Agreement automatically renews for additional successive four-year terms unless and until (i) Distributor provides Notice of non-renewal at least 60 Business Days before the end of the then-current term, or (ii) Medizone provides Notice of non-renewal at least 60 Business Days before the end of the then-current term, provided Distributor has failed to achieve at least 60% of the mutually agreed upon sales goals for each calendar year as may be established by the Parties.  If there is no agreement on the sales goals, those stated in column 3 of the table in Annex A attached hereto will prevail.  However, in the event of a Change in Control Transaction, the rights of any successor in interest to Medizone to provide a Notice of non-renewal pursuant to this Section 18.2 shall be governed by the alternative percentage of sales goals provided in Section 32(g).  For purposes of this Section 18.2, calculations shall be based upon total sales by Distributor within the Territory during the immediately preceding 4-year Term, compared to the total sales Distributor would have achieved during the Term had it met its calendar year sales goals provided for in the mutually agreed-upon goals, or if none, the goals set forth in column 3 of the table in Annex A, or (iii) termination by the Parties as otherwise permitted under this Agreement or applicable Law (each a “Renewal Term” and together with the Initial Term, the “Term”). If the Term is renewed for any Renewal Term(s) pursuant to this Section 18.2, the terms and conditions of this Agreement during each such Renewal Term are the same as the terms in effect immediately before such renewal, subject to any change in Prices payable for the Product and payment terms during the applicable Renewal Term as determined by Medizone.

18.3
In the event that Medizone issues such Notice, except for termination by Medizone under Section 18.4, Distributor may operate as a distributor in the Territory for twelve (12) months from the date of the Notice of non-renewal provided for in Section 18.2 (the “Post-term Sale Period”).  Without limiting the generality of the foregoing, during the Post-term Sale Period, Medizone will give effect to applicable Purchase Orders for Products and/or spare parts with reasonable promptness, and under no circumstances in a longer average delivery time than the rest of the distributors or direct customers.

18.4	Medizone’s Right to Terminate. Medizone may terminate this Agreement by providing Notice to Distributor:

(a)	if Distributor fails to pay any amount when due under this Agreement (“Payment Failure”) and the failure continues for 15 days after Distributor’s receipt of Notice of nonpayment;

(b)	if within any 12-month period, two (2) or more Payment Failures occur;

(c)
if Distributor breaches any provision of this Agreement (other than a Payment Failure), and either the breach cannot be cured or, if the breach can be cured, it is not cured by Distributor within 30 Business Days after Distributor’s receipt of Notice of such breach;

(d)
if Distributor becomes insolvent or files, or has filed against it, a petition for voluntary or involuntary bankruptcy or under any other insolvency Law, makes or seeks to make a general assignment for the benefit of its creditors or applies for, or consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property, or is generally unable to pay its debts as they become due;

(e)
if Distributor fails to observe or perform any term, covenant or condition of Distributor’s under any agreement with Medizone, other than this Agreement, and the default continues beyond any grace period set out in the other agreement for the remedying of the default;

(f)	if Distributor distributes within the Territory, competing hospital disinfection equipment using a mixture of hydrogen peroxide (H2O2) and ozone (O3).

(g)	if Distributor:

i.	sells, leases, exchanges, transfers or disposes of a material portion of Distributor’s assets;

ii.	merges or consolidates with or into any other Person, unless the surviving entity has a net worth greater than or equal to its net worth immediately before the merger or consolidation; or

iii.	undergoes a Change of Control, in any case without Medizone’s prior written consent; or

(h)	in the event of a Force Majeure Event affecting Distributor’s performance under this Agreement for more than 30 consecutive days.

Any termination under this Section 18.4 is effective on Distributor’s receipt of Medizone’s Notice of termination or any later date set out in the Notice.

18.5	Distributor’s Right to Terminate. Distributor may terminate this Agreement by providing Notice to Medizone:

(a)
if Medizone materially breaches any material provision of this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by Medizone within 15 Business Days after Medizone’s receipt of Notice of such breach;

(b)
if Medizone becomes insolvent or files, or has filed against it, a petition for voluntary or involuntary bankruptcy or under any other insolvency Law, makes or seeks to make a general assignment for the benefit of its creditors or applies for, or consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property, or is generally unable to pay its debts as they become due; or

(c)	in the event of a Force Majeure Event affecting Medizone’s performance under this Agreement for more than 30 consecutive Business Days.

Any termination under this Section 18.5 is effective on Medizone’s receipt of Distributor’s Notice of termination or any later date set out in the Notice.

18.6
Effect of Termination.  Upon termination of this Agreement for cause, Distributor shall lose its sole and exclusive rights of distribution of the Products.  Upon termination, each Party shall return to the other Party or destroy and confirm to the other Party the destruction of all copies of the other Party’s Confidential Information, except that each Party may retain one copy of the other Party’s Confidential Information for archival purposes.  In addition to where it is so stated, it is agreed that Sections 4, 13.7, 16, 17, 18.6, 22, 29, 30, and 32 shall survive termination of this Agreement.  The Term’s expiration or earlier termination does not affect the following rights or obligations:

(a)	any rights or obligations that are to survive the expiration or earlier termination of this Agreement;

(b)
any rights or obligations that were incurred by the Parties before the expiration or earlier termination; provided that all indebtedness of Distributor to Medizone of any kind is immediately due and payable on the effective date of the Term’s expiration or earlier termination, without further notice to Distributor.

(c)
Distributor’s Right to Continue Service Only Business.  Upon termination of this Agreement, including the termination of Distributor’s distribution, exclusivity, and other rights as provided in Sections 2 and 4.3 through 4.5, Distributor shall retain the limited right to continue to own (not distribute) any Products previously purchased by Distributor and to continue to use such Products within the Territory only in its Service Business (as defined in Recital paragraph B).  Such rights by Distributor shall continue indefinitely (the “Service Only Business Period”) after termination of this Agreement, but shall be subject to Medizone’s rights to terminate the Service Only Business Period on the conditions set forth in Section 18.4

(a) through (f) herein.  During the Service Only Business Period, Medizone shall continue to supply to Distributor such parts and supplies as may be reasonably necessary for Distributor to maintain Distributor’s previously-purchased Products in good working order.  The Parties understand and agree that during the Service Only Business Period, they shall continue to be subject to the terms of the following Sections of this Agreement, to the extent such terms reasonably pertain to Distributor’s performance of its Service Business:  Sections 4.1, 4.2, 4.7, 4.8, 4.11 through 4.14, 5, 7, 8, 10 through 13, 17, 22 through 28, 30, and 32.

18.7
Any Notice of termination under this Agreement automatically operates as a cancellation of any deliveries of Product to Distributor that are scheduled to be made after the effective date of termination, whether or not any orders for the Product had been accepted by Medizone. Regarding any Product that are still in transit on termination of this Agreement, Medizone may require, in its sole and absolute discretion, that all sales and deliveries of the Product be made on either a cash-only or certified check basis.

18.8	Subject to Section 18.6, on the expiration or earlier termination of this Agreement, Distributor shall promptly:

(a)	return to Medizone the NFR Products;

(b)
cease to represent itself as Medizone’s authorized distributor regarding the Product, and shall otherwise desist from all conduct or representations that might lead the public to believe that Distributor is authorized by Medizone to sell the Product;

(c)	return to Medizone or at Medizone’s request, destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on Medizone’s Confidential Information;

(d)
permanently erase all of Medizone’s Confidential Information from its computer systems, except for copies that are maintained as archive copies on its disaster recovery backup systems, its information technology backup systems or both. Distributor shall destroy any such copies on the normal expiration of its backup files; and

(e)	certify in writing to Medizone that it has complied with the requirements of this Section 18.8.

18.9
Subject to Section 18.5, the Party terminating this Agreement, or in the case of the expiration of this Agreement, each Party, shall not be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party by reason of the expiration or earlier termination of this Agreement.

19.
Medizone’s Buy-back Right. Subject to Distributor’s rights under Section 18.3 regarding its rights to continue to act as a distributor and to service customer Products during any Post-Term Sale Period, within 30 Business Days following the Term’s expiration or earlier termination, Distributor shall Notify Medizone in writing of the quantity of all Products in Distributor’s remaining inventory. In the Notice, the Distributor shall separately identify which of those Product Distributor is then contractually obligated to sell to one or more Customers (“Committed Product”). On or before the 10th Business Day after Medizone receives the Notice, Medizone may, in its sole discretion, offer to purchase all or a portion of any remaining inventory (other than Committed Product) free of all liens, claims or encumbrances, at a price equal to the lesser of Distributor’s cost therefor and Medizone’s then-prevailing distributor price. Distributor must accept Medizone’s offer and promptly deliver, at Medizone’s expense and risk of loss, the ordered Product to Medizone’s designated carrier for delivery to Medizone. Repurchased Product must be returned in their original packaging, unopened and undamaged. Medizone shall pay the repurchase price to Distributor either by: (a) the issuance of a credit against any indebtedness of Distributor to Medizone; or (b) if the repurchase price exceeds the indebtedness, by payment of the excess to Distributor within 15 Business Days after delivery to Medizone.

20.
End of Term Purchase Restrictions. During the Term’s last three (3) months, Distributor shall purchase Product in quantities that are no greater than an amount that Distributor reasonably determines is necessary to meet Customer demand in that period.

21.	Representations, Warranties and Covenants of Distributor. Distributor represents, warrants and covenants as follows:

22.1
Distributor has the right to enter into this Agreement and perform in accordance with the terms of this Agreement, and such actions do not violate any third party agreement or other obligation by which Distributor is bound.

22.2
it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;

22.3	it has the full right, corporate power and authority to enter into this Agreement, to grant the rights and licenses granted under this Agreement and to perform its obligations under this Agreement;

22.4	the execution of this Agreement by its Representative whose signature is set out at the end hereof has been duly authorized by all necessary corporate action of Distributor; and

22.5
when executed and delivered by each of Medizone and Distributor, this Agreement will constitute the legal, valid and binding obligation of Distributor, enforceable against Distributor in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

22.
Limitations of Warranties.  EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO ITS PRODUCTS, SERVICES, DOCUMENTS, OR OTHER MATERIALS, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

23.
Warranty Limitations.  Limited Warranties do not apply where the Product has been subjected to abuse, misuse, neglect, negligence, accident, improper testing, improper installation, improper storage, improper handling, abnormal physical stress, abnormal environmental conditions or use contrary to any instructions issued by Medizone; has been reconstructed, repaired or altered by Persons other than Medizone or its authorized Representative; or has been used with any Third Party Product, hardware or product that has not been previously approved in writing by Medizone.

24.	Extent of Liability. During the Warranty Period, regarding any Defective Product:

(a)	notwithstanding anything in this Agreement to the contrary, Medizone’s liability under any Limited Warranty is discharged, in Medizone’s sole discretion and at its expense, by:

(b)	repairing or replacing the Defective Product; or

(c)	crediting or refunding the Price of the Defective Product, less any applicable discounts, rebates or credits.

(d)	Distributor or Customer is responsible for all costs and risk of loss associated with the delivery of Defective Product to Medizone.

(e)	Medizone is responsible for all costs and risk of loss associated with the delivery of repaired or replaced Product to Distributor; and

(f)	Distributor is responsible for all costs and risk of loss associated with the delivery and return of the repaired or replaced Product to Customer.

(g)	All claims for breach of a Limited Warranty must be received by Medizone no later than five (5) Business Days after the expiration of the limited warranty period of the Product.

(h)
Distributor has no right to return for repair, replacement, credit or refund any Product except as set out in this Section 24. Distributor shall not reconstruct, repair, alter or replace any Product, in whole or in part, either itself or by or through any third party.

(i)	THIS SECTION 24 SETS FORTH DISTRIBUTOR’S SOLE REMEDY AND MEDIZONE’S ENTIRE LIABILITY FOR ANY BREACH OF ANY WARRANTY RELATING TO THE PRODUCT.

(j)
Except as explicitly authorized in this Agreement or in a separate written agreement with Medizone, Distributor shall not service, repair, modify, alter, replace, reverse engineer or otherwise change the Product it sells to Customers.

25.
Warranties Disclaimer; Non-reliance. EXCEPT FOR THE LIMITED EXPRESS WARRANTIES DESCRIBED IN SECTION 24, (A) NEITHER MEDIZONE NOR ANY PERSON ON MEDIZONE’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING ANY WARRANTIES OF: (i) MERCHANTABILITY; OR (ii) FITNESS FOR A PARTICULAR PURPOSE, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) DISTRIBUTOR

ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY MADE BY SELLER, OR ANY OTHER PERSON ON SELLER’S BEHALF, EXCEPT AS SPECIFICALLY DESCRIBED IN SECTION 24 OF THIS AGREEMENT.

26.
Third Party Products. Distributor acknowledges and agrees that Product purchased by Distributor under this Agreement may contain, be contained in, incorporated into, attached to or packaged together with the products manufactured by a third party (“Third Party Products”). Third Party Products are not covered by the Limited Warranty. For the avoidance of doubt, Medizone makes no representations or warranties regarding any Third Party Products.

27.
Right of First Refusal. At any time after this Agreement has been in effect for a minimum of three (3) years following the Effective Date (the “ROFR Period”), Distributor shall not, directly or indirectly through an Affiliate, enter into any agreement or consummate any transaction relating to the sale of all or substantially all of Distributor’s assets or a transaction or series of transactions resulting in a Change of Control of Distributor with any Person other than Medizone (a “Third-party Transaction”) except in compliance with the terms and conditions of this Section 27.

(a)
If, at any time during the ROFR Period, Distributor receives a bona fide written offer for a Third-party Transaction that Distributor desires to accept (each, a “Third-party Offer”), Distributor shall, immediately following receipt of the Third-party Offer, notify Medizone in writing (the “Offer Notice”) of the identity of all proposed parties to such Third-party Transaction and the material financial and other terms and conditions of such Third-party Offer (the “Material Terms”). Each Offer Notice constitutes an offer made by Distributor to enter into an agreement with Medizone on the same Material Terms of such Third-party Offer (the “ROFR Offer”).

(b)
At any time prior to the expiration of the 15-day period following Medizone’s receipt of the Offer Notice (the “Exercise Period”), Medizone may accept the ROFR Offer by delivery to Distributor of a written notice of acceptance/binding letter of intent containing the Material Terms and any standard and customary conditions applicable to a transaction of this nature, executed by Medizone; provided, however, that Medizone is not required to accept any non-financial terms or conditions contained in any Material Terms that cannot be fulfilled by Medizone as readily as by any other Person (e.g., an agreement conditioned upon the services of a particular individual or the supply of a product exclusively under the control of such third-party offeror).

(c)
If, by the expiration of the Exercise Period, Medizone has not accepted the ROFR Offer, and provided that Distributor has complied with all of the provisions of this Section 27, at any time following the expiration of the Exercise Period, Distributor may consummate the Third-party Transaction with the counterparty identified in the applicable Offer Notice, on Material Terms that are the same or more favorable to Distributor as the Material Terms set forth in the Offer Notice. If such Third-party Transaction is not consummated, the terms and conditions of this Section 27 will again apply and Distributor shall not enter into any Third-

party Transaction during the ROFR Period without affording Medizone the right of first refusal on the terms and conditions of this Section 27.

(d)	For the avoidance of doubt, the terms and conditions of this Section 27 apply to each Third-party Offer received by Distributor during the ROFR Period.

28.
Sale of Medizone.  In the event of a sale of all or substantially all of the assets of Medizone, or the sale of a majority of the equity securities of Medizone (“Change of Control Transaction”), and consistent with the purpose and intent of the assignment provisions of Section 32(g) herein, Medizone agrees that in connection with and as a condition to the closing of any such Change of Control Transaction, subject to the provisos set forth in Section 32(g), Medizone shall secure the written agreement of any buyer or successor in any such Change of Control Transaction to abide by the terms of this Agreement that are applicable to Medizone herein.  Medizone also agrees to give Distributor written notice, within three (3) Business Days of Medizone and any third party executing any non-binding letter of intent or memorandum of understanding with respect to any such proposed Change of Control Transaction.

29.	Indemnification.

(a)
Each Party agrees to indemnify, defend and hold the other Party harmless from and against any and all claims, liabilities, judgments, costs, damages and expenses (including reasonable attorneys’ fees) arising out of (i) any breach of such Party’s obligations, warranties, covenants or representations in this Agreement; or (ii) any unrelated third party claim that such Party’s products or Intellectual Property infringes or misappropriates a third party’s Intellectual Property.

(b)
Indemnification Procedure.  With respect to any third party claims falling within the scope of this indemnification obligation, (i) each Party agrees to promptly notify the other of any claim or lawsuit for which it believes it is entitled to be indemnified; (b) the indemnifying Party shall assume, at its sole expense, the defense of such claim or lawsuit; (c) the Party being indemnified shall have the right to participate in the defense of any such claim or lawsuit with separate counsel, at its sole expense; and (d) the indemnified Party shall provide the indemnifying Party with the assistance, information and authority reasonably necessary to defend against the third party claim, at the indemnifying Party’s expense.

(c)
Infringement Cure.  If a material component of the Product is finally held or believed by the indemnifying Party to infringe or its distribution is enjoined, the indemnifying Party will use reasonable efforts to obtain a license or grant of rights under the rights that have been infringed, modify the Product so it is non-infringing or provide a substitute Product or component thereof that is non-infringing, or if the foregoing are not commercially reasonable or the indemnifying Party fails to so cure the problems, either Party may terminate the license and distribution rights for the infringing Product upon written notice to the other Party.  Neither Party shall be liable for infringement based on modification of the Product by any other Party (excluding such Party’s own agents), or the combination or use of the Product with any other product, equipment, or process not furnished by such Party, if use of the Product alone and in its unmodified form would not have been an infringement.

(d)	Limitation of Warranties. THIS SECTION STATES THE PARTIES’ ENTIRE OBLIGATION WITH RESPECT TO ANY CLAIM FOR INFRINGEMENT OR MISAPPROPRIATION OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

30.
Limitations of Damages.  IN NO EVENT SHALL MEDIZONE OR Distributor BE LIABLE FOR, AND EACH PARTY COVENANTS NOT TO BRING ANY CLAIM FOR, SPECIAL, CONSEQUENTIAL OR INDIRECT DAMAGES (INCLUDING EXEMPLARY OR PUNITIVE DAMAGES), WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR THE PARTY WAS SPECIFICALLY ADVISED CONCERNING THE POSSIBILITY OF SUCH DAMAGES.  THE FOREGOING LIMITATIONS SHALL NOT APPLY TO THE PARTIES’ INDEMNIFICATION OBLIGATIONS OR TO A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS OR INTENTIONAL MISCONDUCT.

31.
Point of Sale Reports.  Within 30 days after the end of each quarter, Distributor shall deliver to Medizone a written report setting forth, in reasonable detail, the total net Products sold by it in such month.  Such report shall include: 1) Name and address of Distributor’s end customer, 2) Invoice date, 3) Quantity of each product sold, 4) Medizone part number, 5) Unit price, and 6) Extended price.

32.	Miscellaneous.

(a)
Entire Agreement; Amendment. The complete and exclusive statement of the agreement between the Parties relating to this subject matter shall consist of this Agreement.  For example, any prior discussions or understandings are superseded by the terms of this Agreement.  This Agreement may not be amended except by a written document signed by an authorized representative of both Parties.

(b)
No Waiver.  The waiver by either Party of any default or breach of this Agreement, or any obligation hereunder, shall be ineffective unless in writing.  No failure to exercise any right or power under this Agreement or to insist on strict compliance by the other Party shall constitute a waiver of the right subsequently to exercise such right or power or to insist on strict compliance.

(c)
Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of Nevada, U.S.A., including its implementation of the Uniform Commercial Code.  The prevailing Party shall be entitled to an award of its costs and reasonable attorneys’ fees in any such action.

(d)
Force Majeure.  Neither Party shall be liable for any failure or delay in performing hereunder, if such failure or delay is due to war, strike, government requirements, acts of nature, acts or omissions of carriers, or other cause(s) beyond its reasonable control (“Force Majeure”); provided, however, that if a Party’s performance of any material obligation is reasonably expected to be delayed more than three (3) months due to any such cause, the other Party may terminate this Agreement upon 30 days’ prior written notice.

(e)
Severability.  If any provision of this Agreement is held to be invalid, illegal or unenforceable by a court or authority of competent jurisdiction, such provision shall be modified by such court or authority to the minimum extent necessary to make it valid, legal and enforceable.  If the provision cannot be so modified, it shall be severed and all other provisions of this Agreement shall remain in full force and effect. If a provision is held illegal, invalid or unenforceable, the Parties also agree to negotiate reasonably and in good faith to modify this Agreement with a new provision that approximates the intent and purpose of the original provision as closely as possible, without being illegal or unenforceable.

(f)
Notices.  All notices (“Notice”) between the Parties shall be in writing and shall be sent by certified or registered mail or commercial delivery service, with provisions for a receipt, or facsimile (confirmed in writing thereafter), to the following addresses, or such other address a Party may specify by written notice:

Distributor
GYD S.A.
Los Cactus 1558
Lo Barnechea
Santiago, Chile
Attention: Gerardo Guzman Hargous
Email: Gguzman@bioasepsiscorp.com

Medizone International, Inc.
4000 Bridgeway, Suite 401
Sausalito, California 94965
U.S.A.
Attention: Edwin G. Marshall, CEO

with a copy of legal notices (which shall not constitute notice hereunder) to:

Durham, Jones & Pinegar
111 East Broadway, Suite 900
Salt Lake City, UT  84111
Attention:  Kevin R. Pinegar
U.S.A.

Fontaine y Cia
E mail: ffontaine@fontaineycia.cl
Attention: Francisco Fontaine

(g)
Assignment; Binding Effect.  Distributor may not sublicense or assign its rights or delegate its duties or obligations under this Agreement without prior written consent of Medizone, which shall not be unreasonably withheld.  This Agreement is binding upon and inures to the benefit of the Parties and their respective successors, representatives and permitted assigns.  Notwithstanding anything in this Agreement, in the event of a Change of Control Transaction (as defined above) prior to the expiration or termination of this Agreement, the rights of

Distributor hereunder shall continue and this Agreement shall continue to be binding upon the successor in interest or purchaser of Medizone; provided, that Distributor is in full compliance with all provisions of and is not in breach under this Agreement at the effective date of such sale, merger or transaction.  In the event of a Change of Control Transaction involving Medizone, the percentage of sales goals figure referenced in Sections 6(a) and 18.2 herein shall be reduced from 60% to 30%.

(h)
Independent Contractors; No Representations.  The Parties are independent contractors, and neither Party shall have any right or authority to make any representations or warranties on the other Party’s behalf, or to assume or create any obligations or responsibilities, express or implied, on behalf of the other Party, or to bind the other Party in any way.  Neither Party is an agent, employee or legal representative of the other Party.

(i)
No Agency, Franchise, Partnership or Other Relationship.  This Agreement shall not be construed to create an agency, employer/employee relationship, franchisor/franchisee relationship, joint venture relationship or partnership between the Parties.  The Parties expressly agree that no franchise or partnership laws are intended to or shall apply to this Agreement or to the relationship of the Parties.

(j)
Relationship of the Parties.  The relationship between the Parties shall not be a partnership, joint venture or a merger of their assets or their fiscal or other liabilities or undertakings.  Neither Party shall have the right to bind the other Party, except as expressly provided for herein.  This Agreement is exclusive.  This Agreement shall be deemed to prevent either Party from entering into an agreement or negotiation of similar kind or nature with third parties.  All persons employed by either Party in connection with the Services provided under this Agreement shall be considered employees or agents of such Party only, and shall in no way, either directly or indirectly, be considered employees or agents of the other Party.

(k)
Publicity / Press Releases.  Neither Party may issue a press release or refer to the other Party publicly without such Party’s prior consent, which may not be unreasonably withheld.  The foregoing excludes any disclosure required under applicable law or regulation, including Securities and Exchange Commission regulation, or by any governmental agency, in which case the Party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

(l)
Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original (including facsimile copies), but all of which together shall constitute one and the same instrument.

(m)	Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this

Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

(n)
Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

[Signatures are on the next page.]

SIGNATURES:

Distributor	Medizone International, Inc.

By:	By:

Name: Gerardo Guzman Hargous	Name: Edwin G. Marshall
Title: General Manager	Title: Chief Executive Officer

Date:	Date: